FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR SECOND QUARTER 2012 EARNINGS PER SHARE OF $0.91

NEW YORK, October 18, 2011 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported earnings per share equaled $0.91 in the second quarter of fiscal 2012.  Reported earnings per share in the second quarter of fiscal 2011 were $1.00.

Net sales for the quarter increased 9.0% to $1,130.3 million, from $1,037.3 million in the year-ago period.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $82.3 million, an increase of 29.2% over the year-ago period.  Sales of Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, recorded sales of $25.5 million, an increase of 19.1% from last year’s second quarter.  Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin for the treatment of adults with community-acquired bacterial pneumonia (CABP) and with acute bacterial skin and skin structure infection (ABSSSI), recorded sales of $5.3 million.  Teflaro was launched in March 2011.  The Company’s newest products, Daliresp® and Viibryd® were formally launched in August.  Following initial trade stocking during the quarter ended June 30, 2011, sales of Daliresp (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD) recorded sales of $1.2 million and Viibryd (vilazodone HCl), an SSRI and a partial agonist at serotonergic 5-HT1A receptors for the treatment of MDD recorded sales of $5.3 million.  Sales of Lexapro® (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI) for the initial and maintenance treatment of major depressive disorder (MDD) in adults and adolescents and generalized anxiety disorder in adults were $596.1 million compared with $569.3 million in the year-ago period.  Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $336.8 million during the quarter, an increase of 8.6% from last year’s second quarter.

Contract revenue was $33.6 million in the current quarter compared to $42.4 million last year.  Benicar® (olmesartan medoxomil) co-promotion income decreased to $31.5 million, compared to $39.9 million in last year’s second quarter.  Per the agreement with Daiichi Sankyo, Forest’s active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.

Cost of sales as a percentage of sales was 23.4% compared with 23.7% in last year’s second quarter.  Selling, general and administrative expense for the current quarter was $388.7 million as compared to $316.4 million in the year-ago quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products, Teflaro, Daliresp and Viibryd.

Research and development spending for the current quarter was $197.3 million compared with $154.5 million in last year’s second quarter.  The current quarter includes product development milestone charges of $30.0 million compared to $3.0 million of milestones in the prior year’s quarter.

Income tax expense for the quarter was $69.3 million, reflecting a quarterly effective tax rate of 21.7%.  Reported net income for the quarter ended September 30, 2011 was $249.8 million or $0.91 per share compared to $286.1 million or $1.00 per share reported for last year’s second quarter.

On August 15th the Company announced that under the 2010 Share Repurchase Program approved in May 2010, it entered into an agreement with Morgan Stanley & Co. (MSCO) to repurchase $350 million of its common shares utilizing an accelerated share repurchase (ASR) transaction.  Pursuant to the ASR transaction, MSCO delivered to the Company 9.7 million shares in the quarter.  This current ASR transaction is in addition to the ASR transaction announced on June 3, 2011 to repurchase $500 million of its common shares under the same 2010 Share Repurchase Program.  Diluted shares outstanding at September 30, 2011 were approximately 273,753,000 a reduction of approximately 13.7 million shares compared to the year-ago period due mainly to the Company’s accelerated share repurchase programs.

Six Month Results

Revenues for the six months ended September 30, 2011 increased 7.7% to $2,321.0 million from $2,155.1 million in the prior year.

Net income for the six months ended September 30, 2011 increased 25.9% to $508.0 million from $403.6 million reported in the six months of the prior year.  Reported diluted earnings per share increased 32.1% to $1.81 per share in the current year’s six months as compared to diluted earnings per share of $1.37 per share in last year’s six months.

Fiscal 2012 Guidance

The Company still expects that diluted earnings per share for the fiscal year ending March 31, 2012 will be in the range of $3.60 to $3.70.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are pleased with our new product launches for Daliresp and Viibryd and with the continued positive progress of our late stage new product development pipeline.  We officially introduced Daliresp and Viibryd in August following our first-ever launch of two products at the same national sales meeting for all of our salesforces.  It is still early days for both products but they are performing well in-line with our expectations.  We also continue to see solid performance for Bystolic, Savella and Teflaro.

With the launches of Daliresp and Viibryd now officially underway we have introduced a total of five products in just over three years with three of those products - Teflaro, Daliresp and Viibryd, launched in this current calendar year.

During the quarter we and our partner Ironwood Pharmaceuticals, Inc. were delighted to announce that a New Drug Application (NDA) was filed with the U.S. Food and Drug Administration (FDA) for linaclotide for the treatment of chronic constipation (CC) and irritable bowel syndrome with constipation (IBS-C).  This brings the total number of new products we will be marketing by next year, assuming approval of this year’s submissions for aclidinium and linaclotide, to seven products.  All of these products have patent protection until 2020 and beyond.

Two weeks ago we and our partner Gedeon Richter were pleased to announce positive preliminary top-line results from a Phase III clinical trial of cariprazine for the treatment of patients with acute mania associated with bipolar I disorder.  The results of the study are encouraging and we believe demonstrate the potential of cariprazine as a novel antipsychotic agent.  We now have two positive cariprazine registration studies for the bipolar I disorder indication and in our fourth fiscal quarter we expect to receive the results from two Phase III clinical trials for schizophrenia.  If the results from the two schizophrenia trials are positive, we plan to submit an NDA for cariprazine for acute mania associated with bipolar I disorder, and for schizophrenia, during calendar 2012.  Cariprazine is also being investigated in Phase II clinical trials for patients with bipolar depression, and as an adjunct treatment in major depressive disorder.

We have been working diligently for the past seven years to build a solid product development pipeline that will more than replace the loss of Lexapro and Namenda following expiration of their marketing exclusivity over the next three years.  We successfully introduced Bystolic in 2008 and Savella in 2009 and are currently in the process of launching Teflaro, Daliresp and Viibryd. With these five launches in hand plus the completed filings for aclidinium and linaclotide along with the potential filings for levomilnacipran and cariprazine in 2012, we are on track with our business strategy to succeed well into the future.”

Use of Non-GAAP Financial Information

Non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		SIX MONTHS
	ENDED		ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2011	2010	2011	2010
Reported diluted earnings per share:	$0.91	$1.00	$1.81	$1.37
Specified items, per share, net of tax:
DOJ Investigations	-	-		0.39
Licensing payment to TransTech Pharma, Inc. for glucose-lowering agents	-	-	-	0.17
Licensing payment to Blue Ash Therapeutics, LLC for azimilide			0.14
Rounding	-	-	-	0.03
Adjusted Non-GAAP diluted earnings per share:	$0.91	$1.00	$1.95	$1.96

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until October 28, 2011 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (international), Conference ID: 11565492.

About Forest Laboratories and Its Products

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine.  The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas.  The Company is headquartered in New York, NY.  To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS		SIX MONTHS
	ENDED SEPTEMBER 30		ENDED SEPTEMBER 30
	(In thousands, except per share amounts)
	2011	2010	2011	2010
Revenues:
Net sales	$1,130,250	$1,037,264	$2,234,385	$2,057,390
Contract revenue	33,579	42,402	74,218	82,206
Interest income	5,086	8,493	10,665	15,506
Other income	164		1,742
Net revenues	1,169,079	1,088,159	2,321,010	2,155,102

Costs and expenses:
Cost of goods sold	263,984	246,240	517,781	477,944
Selling, general and administrative	388,657	316,386	746,734	764,755
Research and development	197,331	154,511	391,774	374,168
	849,972	717,137	1,656,289	1,616,867

Income before income tax expense	319,107	371,022	664,721	538,235
Income tax expense	69,294	84,912	156,771	134,648
Net income	$249,813	$286,110	$507,950	$403,587

Net income per share:
Basic	$0.91	$1.00	$1.82	$1.37
Diluted	$0.91	$1.00	$1.81	$1.37

Weighted average number of shares outstanding:
Basic	273,196	287,401	279,449	294,139
Diluted	273,753	287,491	280,015	294,222